Exhibit 10.8

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is entered into as of June 23, 2005 (the “Effective Date”), by and between H.I.G. SteelCo Holdings, Inc., a Delaware corporation (the “Company”), and Jeff Bradley (the “Employee”).

WHEREAS, the Company desires to employ the Employee as Chief Executive Officer; and

WHEREAS, the Company and the Employee have agreed upon the terms and conditions for the Employee’s employment as set forth herein.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants contained herein, the Company and Employee, each intending to be legally bound hereby, agree as follows

1. Term. Except as otherwise provided in Section 6 hereof, this Agreement shall commence on the Effective Date and shall continue until the fourth annual anniversary of the Effective Date (the “Term”).

2. Positions and Duties. During the Term, the Employee will be employed as Chief Executive Officer of the Company and as Chairman of CitiSteel USA, Inc. (“CitiSteel”). The Employee shall have the authority, power and responsibility to perform, and shall perform, all duties in connection with the business of the Company consistent with the directives of the board of directors of the Company (the “Board of Directors”). The Employee shall report to the Board of Directors. To the extent necessary to meet the Company’s business goals, the Board of Directors may modify the Employee’s duties or assign new duties to the Employee or modify the Employee’s reporting relationships; provided, that said modifications are consistent with those duties typically performed by an executive officer of the Company. The Employee further agrees to devote his full business time, attention and efforts to the performance of his duties hereunder. Unless the parties otherwise agree in writing, during the Term, the Employee shall perform the services he is required to perform pursuant to this Agreement at the Company’s offices, located at its present or future locations in Claymont, Delaware; provided, however, that the parties acknowledge and agree that Executive will not be expected to relocate to the Claymont, Delaware area until six (6) months after the beginning of the Initial Term (or such later date as may be specified by the Board of Directors) (such date, the “Relocation Date”), and that the Company shall reimburse the Employee for any and all reasonable expenses he incurs on or after the Closing Date and before the Relocation Date related to travel between his current place of residence and the Company’s offices and meals and lodging while working at the Company’s offices; provided, further, that the Company may from time to time require the Employee to travel temporarily to other locations in connection with the Company’s business and in accordance with Company’s standard policies regarding travel for executive and senior management employees.

3. Salary. The Employee’s salary shall be at the rate of $275,000 per year (the “Salary”), payable in periodic installments in accordance with the Company’s customary practice and prorated for any period of less than a year during the Term.

4. Annual Bonus. The Employee shall be eligible for a bonus (the “Annual Bonus”) of up to $225,000 for each full fiscal year of CitiSteel (July 1-June 30) ending during the Term, commencing with the fiscal year that begins on July 1, 2005, as described herein: (a) two-thirds (2/3rds) of the Annual Bonus shall be an amount (not to exceed $150,000) equal to 0.75% times the amount (if any) by which EBITDA for the fiscal year exceeds Target EBITDA for such fiscal year; and (b) one-third (1/3rd) of the Annual Bonus shall be an amount (not to exceed $75,000) determined by the Board in its discretion. “Target EBITDA” for the fiscal year beginning July 1, 2005 shall equal $60,000,000; for subsequent fiscal years, “Target EBITDA” shall be an amount established prior to the beginning of each such fiscal year by the Board of Directors, in good-faith consultation with the Employee. “EBITDA” for a fiscal year means the sum of the amounts for the fiscal year of (A) net income (or loss) after taxes of CitiSteel and its direct and indirect subsidiaries on a consolidated basis (“Net Income”), plus (B) interest expense which has been deducted in the determination of Net Income, plus (C) federal, state and local taxes which have been deducted in determining Net Income, plus (D) depreciation and amortization expenses which have been deducted in determining Net Income, minus (E) extraordinary gains which have been included in the determination of Net Income, plus (F) the positive number equal to extraordinary losses which have been included in the determination of Net Income. The terms “extraordinary gains” and “extraordinary losses” as used herein shall be governed by GAAP. The amount of any Annual Bonus shall be payable to the Employee as soon as practical after the date on which the amount of the Annual Bonus is finally determined, but only if the Employee is employed on such date (except as otherwise provided in Section 9 below).

5. Restricted Stock Grant. The Company shall grant the Employee restricted shares of the Company’s common stock representing 0.6667% of the Company’s outstanding common stock on the Closing Date. Such shares shall be granted as soon as reasonably practicable, but not later than ten (10) business days after, the Closing Date. One-half of such shares (“Time-Vesting Shares”) shall vest over the following schedule: 25% on the first annual anniversary of the Closing Date, and an additional 25% on each of the next three (3) annual anniversaries of the Closing Date, if and only if, in each case, the Employee is employed on the applicable vesting date (subject to Section 9 below). The other half of such shares (“Performance-Vesting Shares”) shall vest in 25% increments, at the end of each of the first four fiscal years following the Closing Date, if and only if, in each such fiscal year (i) EBITDA equals or exceeds Target EBITDA and (ii) the Employee is employed on each applicable vesting date (subject to Section 9 below). If, in any such fiscal year, EBITDA is less than Target EBITDA, the Performance-Vesting Shares that would otherwise have vested for such fiscal year shall be forfeited. All of the Employee’s Time-Vesting Shares, and all of the Employee’s Performance-Vesting Shares that have not previously been forfeited, which remain unvested at the time of a Change of Control (as defined in Section 6) shall accelerate and become fully vested immediately prior to the Change of Control, if the Employee is employed on effective date of the Change of Control. The restricted stock grant shall be subject to such other terms and conditions (including transfer restrictions and a right of repurchase by the Company applicable to vested shares, as well as a voting agreement and an irrevocable proxy) as shall be set forth in a restricted stock agreement evidencing the grant.

6. Change of Control Bonus. In the event of a Change of Control (as hereinafter defined), the Employee shall be entitled to a cash bonus equal to the Equity Deficiency (as hereinafter defined), if any, so long as the Employee is employed on the effective date of such Change of Control. For purposes of this Agreement:

(a) “Change of Control” shall mean (i) any sale, consolidation or merger which results in the acquisition of all or substantially all of the Company’s outstanding shares of capital stock by a single person or entity or by a group of persons or entities acting in concert; (ii) any acquisition in a single transaction or group of related transactions of all or substantially all of the outstanding shares of capital stock of H.I.G. Capital LLC, Inc., a Cayman Islands corporation of which the Company is a wholly-owned subsidiary (“H.I.G. Capital”), either alone or together with all of the outstanding shares of capital stock of the Company not directly owned by H.I.G. Capital, or (iii) any sale or transfer of all or substantially all of the assets of the Company and its direct and indirect subsidiaries (collectively, the “CitiSteel Group”) after which the CitiSteel Group retains no material business operations; provided, however, that the term “Change of Control” shall not include any of the following: (x) a transaction or transactions with affiliates of H.I.G. Capital (as determined by the Board of Directors of H.I.G. Capital in its sole discretion); (y) a transaction or transactions pursuant to which more than fifty percent (50%) of the shares of voting stock of the surviving or acquiring entity is owned and/or controlled (by agreement or otherwise), directly or indirectly, by H.I.G. Capital or any of its affiliates (as determined by the Board of Directors of H.I.G. Capital in its sole discretion); or (z) any transaction which results in aggregate Net Proceeds (as hereinafter defined) of less than $150,000,000.

(b) “Equity Deficiency” shall mean (i) if the Employee’s Share (as hereinafter defined) is less than $1,000,000, then an amount equal to $1,000,000 minus the Employee’s Share, and (ii) in all other cases, $0.

(c) “Employee’s Share” shall equal (i) in the case of a Change of Control involving a sale of stock of the Company (or a sale of the stock of H.I.G. Capital, together with all of the outstanding shares of capital stock of the Company not directly owned by H.I.G. Capital), the amount of Net Proceeds actually received directly by the Employee upon the Change of Control; (ii) in the case of a Change of Control involving solely a sale of the stock of H.I.G. Capital, the amount that would be payable to the Employee upon a redemption of his Company stock immediately following such Change of Control, where the price to be paid in such redemption would equal (x) the aggregate Net Proceeds of such Change of Control divided by the percentage of the Company’s stock not owned by the Employee at the time of the Change of Control, minus (y) the aggregate Net Proceeds of such Change of Control; and (iii) in the case of a Change of Control involving a sale of assets, the amount of Net Proceeds that would have been distributed to the Employee as a stockholder of the Company in an extraordinary dividend equal to the aggregate Net Proceeds paid upon the Change of Control.

(d) “Net Proceeds” shall mean the amount, if any, by which Gross Proceeds (as hereinafter defined) exceed Expenses (as hereinafter defined).

(e) “Gross Proceeds” shall mean: (i) in the case of a Change of Control effected through a sale, consolidation or merger which results in the acquisition of all or substantially all of the Company’s outstanding shares of capital stock by a single person or entity or by a group of persons or entities acting in concert, the aggregate proceeds actually received by all of the Company’s stockholders in connection with such Change of Control; (ii) in the case of a Change of Control effected through any acquisition in a single transaction or group of related transactions of all or substantially all of the outstanding shares of capital stock of H.I.G. Capital together with all of the outstanding shares of capital stock of the Company not directly owned by H.I.G. Capital, the aggregate proceeds actually received by all of the stockholders of H.I.G. Capital together with all of the selling stockholders of the Company in connection with such Change of Control; (iii) in the case of a Change of Control effected solely through any acquisition in a single transaction or group of related transactions of all or substantially all of the outstanding shares of capital stock of H.I.G. Capital, the aggregate proceeds actually received by all of the stockholders of H.I.G. Capital; and (iv) in the case of a Change of Control effected through the sale or transfer of all or substantially all of the assets of the CitiSteel Group after which the CitiSteel Group retains no material business operations, the aggregate proceeds actually received by the CitiSteel Group in connection with such Change of Control; in each of cases (i) through (iv), before taking into account the amounts payable under this Agreement and any other similar agreements; provided, however, that notwithstanding anything in this definition to the contrary, for avoidance of doubt, any proceeds or other funds that any affiliate of H.I.G. Capital actually receives or is entitled to receive pursuant to any management agreement or other agreement between such affiliate and H.I.G. Capital (or any of its direct or indirect subsidiaries) shall not be included in the calculation of “Gross Proceeds”. In each of cases (i) through (iv), “Gross Proceeds” shall include an additional amount, if any, equal to any contingent additional consideration to be received following the Change of Control, with such contingent additional consideration being valued in good faith by the Board of Directors of the Company at its present value as of the Closing Date, taking into consideration the expected delay in payment and the likelihood of any applicable contingency being satisfied.

(f) “Expenses” shall mean all indebtedness, fees, expenses and other monetary obligations paid or payable to unaffiliated third parties (including, without limitation, escrowed funds and investment banking, legal, accounting and escrow fees and expenses and indemnification costs) in connection with a Change of Control (and, in the case of a Change of Control effected through the sale or transfer of all or substantially all of the assets of the CitiSteel Group after which the CitiSteel Group retains no material business operations, less all taxes paid or payable in connection therewith).

7. Benefits and Expenses.

(a) During the Term, the Company will provide benefits to the Employee no less favorable than those benefits made available generally to similarly situated employees of the Company.

(b) Within a reasonable time after the submission of appropriate documentation, the Employee shall be reimbursed, in accordance with the Company’s then existing policies and procedures, for all reasonable and necessary expenses incurred by the Employee in connection with the performance of his duties hereunder.

(c) If the Company requires the Employee to relocate to the Claymont, Delaware area, then the Company shall also reimburse the Employee for:

(i) the reasonable costs of moving the Employee’s household goods from his current residence to the Claymont, Delaware area; storage expenses incurred in connection therewith for a period not to exceed six (6) months; travel costs between his current residence and the Claymont area incurred in connection with his relocation; and temporary housing expenses for a period not to exceed six (6) months; and

(ii) the closing costs of selling the Employee’s current home, not to exceed the usual and customary costs of closing to be borne by the seller of a home in the area of the Employee’s current residence, including a reasonable broker’s commission, and, in any case, not to exceed $50,000 without advance approval by the Board.

8. Confidentiality; Nonsolicitation; Noncompetition.

(a) The Employee agrees that he will not, whether during his service as an employee of the Company or its subsidiaries or at any time thereafter, divulge, communicate, or use to the detriment of, H.I.G. Capital, the Company or any of their respective subsidiaries or affiliates (collectively, the “Group”) or any other person, firm or entity, confidential information or trade secrets relating to the Group, including, without limitation, business strategies, operating plans, acquisition strategies (including the identities of (and any other information concerning) possible acquisition candidates), financial information, market analysis, acquisition terms and conditions, personnel information, know-how, customer lists and relationships, supplier lists and relationships, or other non-public proprietary and confidential information relating to the Group. The foregoing confidentiality agreement shall not apply if the communication (i) is required in the course of performing his duties as an employee of the Company or its subsidiaries, (ii) is made with the Board of Directors’ written consent, (iii) relates to information that is or becomes generally known by the public other than as a result of a breach of this Agreement by the Employee, or (iv) is required to be disclosed by law or judicial or administrative process; provided, that, in the case of clause (iv), the Employee provides the Company with prompt prior written notice of such requirement and the terms of and circumstances surrounding such requirement so that the Company may seek an appropriate protective order or other remedy, or waive compliance with the terms of this Agreement, and the Employee shall provide such cooperation with respect to obtaining a protective order or other remedy as the Company shall reasonably request. If a protective order or other remedy is not obtained, or if the Company is required to waive compliance with the provisions hereof, the Employee will furnish only that portion of such confidential information or trade secrets which, as it is advised in a written opinion by its counsel, it is legally required to furnish.

(b) During his service as an employee of the Company or its subsidiaries and for the two-year period thereafter, the Employee shall not, to the detriment of the Company or its subsidiaries, directly or indirectly, for himself or on behalf of any other person, firm or entity: (i) solicit, hire, employ, engage or retain any person who at any time during the preceding 12-month period was an employee of, the Company or any of its subsidiaries; or (ii) encourage, induce or attempt to encourage or induce any person who at any time during the preceding 12-month period was a supplier or customer of the Company or any of its subsidiaries to cease doing business with the Company or any of its subsidiaries or to decrease the amount of business such supplier or customer does with the Company or any of its subsidiaries.

(c) During his service as an employee of the Company or its subsidiaries and for the two-year period thereafter, the Employee shall not, directly or indirectly, engage in, or serve as a principal, partner, joint venturer, member, creditor, manager, trustee, agent, stockholder, director, officer or employee of, or advisor to, or in any other capacity, or in any manner, own, control, finance, manage, operate, or otherwise participate, invest, or have any interest in, or be connected with, any person, firm or entity which offers for sale, sells or otherwise distributes, through catalogs or other direct marketing channels (including, without limitation, the Internet), products substantially similar to, or competitive with, those products offered for sale, sold or otherwise distributed by the Company or its subsidiaries (collectively, the “Company Business”) anywhere in North America or any other country in which the Company Business was conducted or related sales were effected during the preceding two (2) years.

(d) Whether during or after the term of his employment, the Employee shall not disparage, defame or discredit any member of the Group or engage in any activity which would have the effect of disparaging, defaming or discrediting any member of the Group.

(e) The Employee acknowledges that the agreements contained herein (including the agreements contained in this Section 8) are reasonable and necessary for the protection of the members of the Group and are an essential inducement to the Company to enter into this Agreement. Accordingly, the Employee shall be bound by the provisions of this Agreement (including the provisions of this Section 8) to the maximum extent permitted by law, it being the intent and spirit of the parties that the foregoing shall be fully enforceable. However, the parties further agree that, if any of the provisions hereof shall for any reason be held to be excessively broad as to duration, geographical scope, property or subject matter, such provision shall be construed by limiting and reducing it so as to be enforceable to the extent compatible with applicable law as it shall herein pertain.

(f) Immediately upon termination of the Employee’s employment with the Company, the Employee shall deliver to the Company all copies of data, information, know-how and knowledge of any member of the Group including, without limitation, all confidential information, trade secrets, documents, correspondence, notebooks, reports, computer programs, names of all employees and consultants, and all other materials and copies thereof (including computer discs and other electronic media) relating in any way to the business of any member of the Group in any way obtained by the Employee during the period of his employment with the Company. Immediately upon termination of the Employee’s employment with the Company, the Employee shall deliver to the Company all tangible property belonging, leased or licensed to any member of the Group in the possession of the Employee, including, without limitation, telephones, facsimile machines, computers, automobiles and credit cards.

(g) The Employee acknowledges that the services to be rendered under the provisions of this Agreement are of a unique nature and that it would be difficult or impossible to replace such services and that by reason thereof the Employee agrees and consents that if he violates the provisions of this Section 8, the Company, in addition to any other rights and remedies available under this Agreement or otherwise, shall be entitled to an injunction to be issued or specific performance to be required restricting the Employee from committing or continuing any such violation.

9. Continuation, Death, Disability and Termination.

(a) In the event of the death of the Employee during the Term, the Employee’s employment shall terminate as of the date of death and the Employee’s estate shall be entitled to receive: (i) his Salary accrued, but unpaid, through the date of death, whereafter no further Salary shall accrue; and (ii) reimbursement of any expenses in accordance with Section 7(b) of this Agreement.

(b) In the event of a Disability (as hereinafter defined) of the Employee during the Term, the Employee’s employment shall terminate as of the date of notice from the Company to the Employee terminating his employment due to the Disability. In addition to any benefits to which the Employee shall become entitled under the Company’s benefit plans, the Employee shall be entitled to receive: (i) his Salary accrued, but unpaid, through the date of Disability, whereafter no further Salary shall accrue; and (ii) reimbursement of any expenses in accordance with Section 7(b) of this Agreement. For purposes of this Agreement, “Disability” shall mean the Employee’s inability, because of physical or mental illness or incapacity or otherwise, to perform his duties under this Agreement (i) for a period of 90 days or more in any period of 360 days or (ii) for any period of 60 consecutive days, in each case as determined by the Board of Directors.

(c) The Company may terminate this Agreement and the Employee’s employment hereunder at any time for “Cause”, which shall mean (i) conviction of the Employee of any felony, or the conviction of the Employee of a misdemeanor which involves moral turpitude, or the entry by the Employee of a plea of guilty or nolo contendere with respect to any of the foregoing, (ii) the commission of any act or failure to act by the Employee that involves moral turpitude, dishonesty, theft, destruction of property, fraud, embezzlement or unethical business conduct, or that is otherwise injurious to the Company or any of its affiliates, whether financially or otherwise, (iii) any violation by the Employee of any rule or policy of the Company or any of its affiliates, (iv) any violation by the Employee of the requirements of any other contract or agreement between the Company (or any of its affiliates) and such Employee, and the failure of the Employee to cure such violation under this subsection (iv) within ten (10) days after receipt of written notice from the Company, or (v) any failure by the Employee to abide by any directive of the Board of Directors of the Company; in each case, with respect to subsections (i) through (v), as determined in good faith by the Board of Directors of the Company in the exercise of its reasonable business judgment. In the event of termination by the Company of the Employee’s employment hereunder for Cause, the Employee shall be entitled to receive: (x) his Salary accrued, but unpaid, through the date of termination, whereafter no further Salary shall accrue; and (y) reimbursement of any expenses in accordance with Section 7(b) of this Agreement.

(d) The Company shall have the right to terminate this Agreement, without Cause, at any time upon 30 days’ prior written notice to the Employee. Employee shall be entitled in such instance to receive: (i) his Salary accrued, but unpaid, through the effective date of such written notice, whereafter no further Salary shall accrue; and (ii) reimbursement of any expenses in accordance with Section 7(b) of this Agreement. Provided that Employee executes and does not revoke a separation release in form and substance specified by and acceptable to the Company as of the effective date of termination of this Agreement (a “Separation Release,” described briefly below), Employee also shall be entitled to receive a single lump-sum cash payment equal to (x) 12 months’ Salary, plus (y) any Annual Bonus accrued as of such date for the prior fiscal year but not yet payable, reduced by (z) the Employee’s Share (as defined in Section 6) (in the event of a termination that occurs coincident with or following a Change of Control) (the amounts in clauses (x) through (z), together, the “Separation Payment”), but in no event shall such Separation Payment be made until the expiration of all applicable review and revocation periods associated with the Separation Release, if any. The Separation Release is an agreement whereby Employee agrees to waive and release any claims arising from his employment relationship with the Company that may, by law, be waived and released, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act (ERISA), the Fair Labor Standards Act (FLSA), the Family and Medical Leave Act (FMLA), the Americans with Disabilities Act (ADA), similar state and local laws, and other causes of action arising from situations, circumstances, events or occurrences relating to the employment relationship. The Separation Release also may include provisions relating to confidentiality, non-disparagement, and cooperation after the employment relationship ends. Employee will be afforded a period of time to consider whether to sign the Separation Release, which period of time will vary according to the requirements of applicable law and the Company’s discretion.

(e) In the event the Employee’s employment is terminated by the Employee for any reason, the Employee’s employment shall terminate as of the date of notice from the Employee to the Company terminating his employment and the Employee shall be entitled to receive: (i) his Salary accrued, but unpaid, through the date of termination, whereafter no further Salary shall accrue; and (ii) reimbursement of any expenses in accordance with Section 7(b) of this Agreement.

10. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

11. Certain Representations and Warranties of the Employee. The Employee represents and warrants to the Company that the Employee is not under any contractual commitment or obligation prohibiting or limiting the Employee’s employment by the Company or inconsistent with the Employee’s obligations set forth in this Agreement.

12. Notices. For the purpose of this Agreement, any notice or demand hereunder to or upon any party hereto required or permitted to be given or made shall be deemed to have been duly given or made for all purposes if (a) in writing and sent by (i) messenger or an overnight courier service against receipt, or (ii) certified or registered mail, postage paid, return receipt requested, or (b) sent by telefax, telex or similar electronic means, provided, that a written copy thereof is sent on the same day by postage paid first-class mail, to such party at the following address:

In the case of the Employee, to him at:

807 Huron Court
Gibsonia, PA 15044

or at the last known address of the Employee contained in the personnel records of the Company.

In the case of the Company, to it at:

H.I.G. Steelco Holdings, Inc.
c/o H.I.G. Capital, LLC
1001 Brickell Bay Drive
27th Floor
Miami, FL 33131
Attention: Sami Mnaymneh
Telephone No.: (305) 379-2322
Fax No.: (305) 379-2013

With a copy to:

Morgan, Lewis & Bockius LLP
One Oxford Centre
Thirty-Second Floor
Pittsburgh, PA 15219-6401
Attention: David A. Gerson
Telephone No.: (412) 560-3300
Fax No.: (412) 560-7001

13. Severability; Assignment.

(a) If any portion of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, such portion shall be deemed deleted as though it had never been included herein, but the remainder of this Agreement shall remain in full force and effect.

(b) This Agreement shall not be assignable by the Employee without the consent of the Company except pursuant to the laws of descent and distribution and then only for purposes of enforcing the Employee’s rights under Section 9 and shall be assignable by the Company only with the consent of the Employee, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Company may assign its rights and obligations under this Agreement without consent of the Employee in the event that the Company shall effect a reorganization or consolidate or merge with, sell all or substantially all of its equity or assets to, or enter into any other transaction with, any other entity.

14. Cooperation With Regard to Litigation; Waiver of Trial By Jury.

(a) The Employee agrees to cooperate with the Company during the Term and thereafter (including following the Employee’s termination of employment for any reason) by making himself reasonably available to testify on behalf of the Company or its affiliates, in any action, suit or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company or any of its affiliates in any such action, suit, or proceeding by providing information and meeting and consulting with its counsel and representatives. The Employee shall be fully reimbursed for any out-of-pocket expenses reasonably incurred by the Employee in the course of such cooperation.

(b) Each of the parties to this Agreement irrevocably and unconditionally waives the right to a trial by jury in any action, suit or proceeding arising out of, connected with or relating to this Agreement, the matters contemplated hereby, or the actions of the parties in the negotiation, administration, performance or enforcement of this Agreement.

15. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

16. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and permitted assigns. This Agreement shall also inure to the benefit of and be binding upon the Employee, his executors, administrators and heirs.

17. Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Delaware without regard to conflicts of laws or choice of law provisions that would compel the application of the substantive laws of another jurisdiction.

18. No Third Party Beneficiaries. Nothing contained in this Agreement, whether express or implied, is intended, or shall be deemed, to create or confer any right, interest or remedy for the benefit of any person other than as otherwise provided in this Agreement.

19. Entire Agreement. This Agreement supersedes all prior employment or other agreements, negotiations or understandings of any kind with respect to the subject matter hereof and contains the entire understanding between the parties hereto with respect to the subject matter hereof (which specifically includes the valid Separation Release as described in Section 9(d)). Any representation, premise or condition, whether written or oral, not specifically incorporated herein, shall have no binding effect upon the parties.

20. Headings. The headings contained in this Agreement are included for convenience and reference purposes only and shall be given no effect in the construction or interpretation of this Agreement.

21. Amendments. No modification, termination or waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the same is sought to be enforced.

22. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

EMPLOYEE

/s/ Jeff Bradley
Jeff Bradley

H.I.G. STEELCO HOLDINGS, INC.

By:	/s/ Matt Sanford
Name:	Matt Sanford
Title:	Secretary

[Signature Page to Employment Agreement]